Exhibit 2.01

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF FLORIDA

WEST PALM BEACH DIVISION

www.flsb.uscourts.gov

In re:	CASE NO. 9:07-bk-10932-SHF

EMERGE INTERACTIVE, INC.,	CHAPTER 11

Debtor.

ORDER CONFIRMING DEBTOR’S

PLAN OF LIQUIDATION

THIS CASE came on for hearing on May 21, 2007 (“Hearing”) regarding final approval of eMerge Interactive, Inc.’s (“eMerge”or “Debtor”) Disclosure Statement, Pursuant to 11 U.S.C. Section 1125 (“Disclosure Statement”) (Doc. No. 73), confirmation of eMerge’s Plan of Liquidation, dated April 5, 2007 (“Plan of Liquidation”) (Doc. No. 72) and the Plan of Liquidation as Modified dated May 18, 2007 (“Modified Plan”) (Doc. No.110)(collectively, the Plan of Liquidation and the Modified Plan referred to as the “Plan”), and the Objection to the Plan filed by the United States Trustee (the “Objection”)(Doc. No. 76). At the Hearing, the Court also considered the confirmation affidavit (the “Affidavit”) and the Ballot Tabulation. The changes in the Modified Plan resolve all issues raised in the Objection and consequently, the U.S. Trustee withdrew the Objection. The Court noted that no other objections to confirmation were filed. Terms not defined herein shall have the same meaning as in the Plan.

After the Court entered an order conditionally approving the Disclosure Statement (Doc No. 74), copies of the Disclosure Statement and Plan were distributed to all creditors, equity security holders, and parties-in-interest.

The Hearing was held on notice to all creditors and interested parties. The Court has reviewed the Ballot Tabulation filed by eMerge and finds that there are two (2) Impaired Classes of Claims, and the two (2) Classes of Impaired Claims voted in favor of the Plan.

Upon consideration of the Disclosure Statement, the Plan, the Ballot Tabulation, the Affidavit, the evidence and proffered testimony presented at the Hearing, the arguments of all counsel and interested parties present at the Hearing, and with the Court being familiar with the Plan and other relevant factors affecting this Case, and the Court having taken judicial notice of the entire record in this Case, makes the following findings of fact and conclusions of law pursuant to Rule 7052(a) of the Federal Rules of Bankruptcy Procedure made applicable to this matter pursuant to Rule 9016 of the Federal Rules of Bankruptcy Procedure:

I. Findings of Fact and Conclusions of Law

A. The Court has jurisdiction to conduct the Hearing, to grant final approval of the Disclosure Statement, and to confirm the Plan pursuant to 28 U.S.C. §1334.

B. Final approval of the Disclosure Statement and confirmation of the Plan are core proceedings pursuant to 28 U.S.C. §157(b)(2)(L), and this Court has jurisdiction to enter a final order with respect thereto.

C. The Debtor is a proper Debtor under §109 of the Bankruptcy Code.

D. The Debtor, as proponent of the Plan, has provided good and sufficient notice of: (i) the filing of the Disclosure Statement and Plan; (ii) the deadline to file and serve objections to confirmation of the Disclosure Statement and Plan; (iii) the deadline and procedures for voting on the Plan; and (iv) the hearing date for final approval of the Disclosure Statement and confirmation of the Plan.

E. The Debtor has afforded all parties-in-interest with an adequate opportunity to be heard with respect to the Disclosure Statement and Plan. All parties received adequate notice in accordance with the applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure.

F. The Modified Plan does not constitute a material modification to the Plan of Liquidation, and, pursuant to 11 U.S.C. §1127, no further notice or solicitation is required. The Modifications are deemed incorporated into the Plan.

G. The Debtor properly solicited and tabulated votes with respect to the Plan in good faith and in a manner consistent with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and the Local Bankruptcy Rules. Accordingly, the Debtor has satisfied §1129(a)(2) of the Bankruptcy Code.

H. The ballot tabulation filed by the Debtor on May 18, 2007 (“Ballot Tabulation”)(Doc. No. 111), validly and correctly sets forth the tabulation of votes on the Plan, as required by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and the Local Bankruptcy Rules.

I. The Plan contemplates the liquidation of the Debtor’s assets and distribution of those assets in accordance with the priorities of the Bankruptcy Code. All common stock of the Debtor will be cancelled on the Effective Date of the Plan.

J. David Warren will serve as Disbursing Agent (“Disbursing Agent”) for the Debtor. Mr. Warren can be reached through counsel for the Debtor: R. Scott Shuker, Esq. and Jimmy D. Parrish, Esq., Latham, Shuker, Barker, Eden & Beaudine, LLP, 390 North Orange Ave., Suite 600, Orlando, Florida 32801, (407) 481-5800.

K. The Plan was voted on by all Classes of Impaired Claims that were entitled to vote pursuant to the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure.

L. The Plan has been accepted in writing by the requisite majorities of all Impaired Classes of Claims.

M. The Plan satisfies all of the applicable provisions of the Bankruptcy Code, and, as required by Rule 3016(a) of the Federal Rules of Bankruptcy Procedure, the Plan is dated and identifies the Debtor as the proponent.

N. The Disclosure Statement provides information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and history of the Debtor and the condition of the Debtor’s books and records, including a discussion of the potential material Federal tax consequences of the Plan to the Debtor, any successor to the Debtor, and a hypothetical investor typical of the holders of claims or interest in this Case, that would enable such hypothetical investor of the relevant class to make an informed judgment about the Plan. Accordingly, the Disclosure Statement contains adequate information as required under §1125 of the Bankruptcy Code.

O. In accordance with §1122(a) of the Bankruptcy Code, Article II of the Plan classifies each Claim against and Interest in the Debtor that are substantially similar to such Claims or Interests. The Plan, therefore, satisfies §1122(a) of the Bankruptcy Code.

P. The Plan adequately and properly classifies all Claims and Interests required to be classified, and, accordingly, satisfies §1123(a)(1) of the Bankruptcy Code.

Q. Pursuant to Article IV of the Plan, Class 1 is identified as not Impaired, and Classes 2 and 3 are identified as Impaired. Accordingly, the Plan satisfies §1123(a)(2) of the Bankruptcy Code.

R. Article V of the Plan specifies the treatment of each Impaired Class of Claims and Interests. Accordingly, the Plan satisfies §1123(a)(3) of the Bankruptcy Code.

S. The Plan provides the same treatment for each Claim or Interest within each Class unless the holder of such Claim or Interest agrees to less favorable treatment. Accordingly, the Plan satisfies §1123(a)(4) of the Bankruptcy Code.

T. Article VII of the Plan sets forth the means by which the Plan will be implemented. The Plan makes adequate means for its implementation and satisfies §1123(a)(5) of the Bankruptcy Code.

U. Article VI of the Plan provides that all executory contracts or unexpired leases will be deemed rejected as of the Confirmation Date, except for any such contract or leases that were specifically assumed pursuant to the CattleLog Sale Order or the Court’s Order

Approving Assumption and Assignment of Certain Executory Contracts and Leases dated March 27, 2007. The Plan further provides that the entry of the Confirmation Order constitutes approval of all rejections. The Debtor’s decisions regarding the assumption and rejection of executory contracts and unexpired leases are based on and are within sound business judgment of the Debtor, are necessary to the implementation of the Plan, and are in the best interest of the Debtor, its estate, Holders of Claims, and other parties in interest in this Chapter 11 Case.

V. In accordance with Article VI of the Plan, any party asserting a Claim pursuant to §502(g) of the Bankruptcy Code, arising from the rejection of an executory contract or unexpired lease, shall file a proof of such claim within ten (10) days after entry of this Confirmation Order or such Claim will be barred.

W. This Court has examined the totality of the circumstances surrounding the formulation of the Plan. The Plan has been proposed in good faith by the Debtor and its current officers and directors. The Debtor and its current officers and directors have acted in good faith in formulating and proposing the Plan and have properly performed their fiduciary duties.

X. The Disbursing Agent is hereby appointed as a representative of the Estate pursuant to §1123(b)(3)(B) for the purposes of pursuing any objections to claims on behalf of the Estate and implementing the terms of the Plan.

Y. All payments to be made by the Debtor to Professionals retained by order of the Court for services or for costs and expenses in or in connection with this Chapter 11 Case, through the Confirmation Date, have been or are subject to review and approval by this Court. Accordingly, the Plan satisfies §1129(a)(4) of the Bankruptcy Code.

Z. The Plan provides the Disbursing Agent shall be paid on a per hour basis plus actual out-of-pocket expenses, to be paid monthly from the assets of the Estate.

AA. Because the Debtor is liquidating and no party will serve as officer or director, §1129(a)(5) of the Bankruptcy Code is not applicable.

A. The Plan does not provide for any changes in rates that require regulatory approval of any governmental agency. Accordingly, §1129(a)(6) of the Bankruptcy Code is not applicable.

I. Each Holder of an Impaired Claim will receive or retain under the Plan, on account of such Claim, property of a value, as of the Effective Date, that is not less than the amount such Holder would receive or retain if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code. Accordingly, the Plan satisfies the “best interest” test under §1129(a)(7)(A)(ii) of the Bankruptcy Code.

A. Article III.A. of the Plan provides that, except as otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtor, all Allowed Administrative Claims shall be paid in full by the Disbursing Agent from the Distribution Funds on the Effective Date. Under the Plan, Holders of Allowed Priority Tax Claims shall be paid in full by the Disbursing Agent from the Distribution Funds on the Effective Date. With respect to Professional Fees, such fees shall be payable on the Effective Date or such other date as an Order allowing payment of such fees, pursuant to §§330, 331, or 503(a) of the Bankruptcy Code, becomes a Final Order or as otherwise agreed by the parties. Accordingly, the Plan satisfies the requirements of §1129(a)(9) of the Bankruptcy Code.

B. Because an Impaired Class has voted to accept the Plan by the requisite majorities, determined without including any acceptance of the Plan by Insiders, the Plan satisfies §1129(a)(10) of the Bankruptcy Code.

A. Because the Plan contemplates liquidation of the Debtor’s assets and a distribution to creditors in accordance with the priorities set forth in the Bankruptcy Code, the Plan satisfies the requirements of §1129(a)(11) of the Bankruptcy Code.

A. The Plan provides for the payment on the Effective Date of all fees payable under §1930 of Title 28 of the United States Code.

A. Section 1129(a)(8) of the Bankruptcy Code has been satisfied because all Classes of Claims voted in favor of the Plan or were not impaired and, therefore, are deemed to have accepted the Plan.

I. The Debtor has no benefit plans and, thus, §1129(a)(13) of the Bankruptcy Code has been satisfied by the Plan.

A. It is not the principal purpose of the Plan to avoid taxes or the application of Section 5 of the Securities Act of 1933, as amended.

B. The omission of any reference or specific discussion of all or part of any particular provision of the Plan herein shall have no effect on the validity, binding effect, and enforceability of such provision. Except as otherwise provided herein, to the extent an inconsistency exists between the terms of this Confirmation Order and the Plan, the terms of this Confirmation Order shall control.

A. If any provision of this Confirmation Order is hereafter modified, vacated, or reversed by subsequent Order of this Court or any other court, such reversal, modification, or vacation shall not affect the validity of the obligations incurred or undertaken under or in connection with the Plan prior to Debtor’s receipt of written notice of any such order; nor shall such reversal, modification, or vacation hereof affect the validity or enforceability of such obligations. Notwithstanding any reversal, modification, or vacation hereof, any such obligations incurred or undertaken pursuant to and in reliance on this Confirmation Order prior to the Effective Date of such reversal, modification, or vacation shall be governed in all respects by the provisions hereof and of the Plan, and all documents, instruments, and agreements related thereto, or any amendments or modifications thereto.

For the foregoing reasons, the Court determines that the Disclosure Statement contains adequate information as required under §1125 of the Bankruptcy Code and the Plan should be confirmed. Accordingly, it is hereby

ORDERED:

1. The Disclosure Statement contains adequate information as required under §1125 of the Bankruptcy Code and is approved.

2. The Plan is in all respects confirmed pursuant to §1129 of the Bankruptcy Code, and all of its terms and provisions are approved. The Debtor is authorized and directed to take any and all actions contemplated to be taken by it under the Plan. The Disbursing Agent shall make all Distributions in accordance with and subject to the terms and conditions of the Plan.

3. The Effective Date of the Plan shall occur as provided in the Plan.

4. The Debtor shall comply with all terms and conditions of the Plan, which terms and conditions are incorporated herein by reference.

5. The Debtor is hereby authorized and directed to execute any necessary documents to meet the statutory requirements, if any, for filing necessary papers with the State of Florida or any other jurisdiction to effectuate the terms of the Plan, including, but not limited to the filing of a Certificate of Dissolution with the Delaware Secretary of State.

6. David Warren is hereby appointed as the Disbursing Agent for all payments to be made under the Plan.

7. The Disbursing Agent is hereby appointed as the representative of the Estate pursuant to §1123(b)(3)(B) for the purpose of retaining and prosecuting all objections to claims and making all distributions contemplated under the Plan.

8. All executory contracts and unexpired leases of the Debtor not previously assumed by Order of this Court are deemed rejected. All parties to all rejected personal property leases shall be responsible for taking all steps necessary to retrieve the personal property that is the subject of such rejected leases. Parties to such rejected leases and contracts are required to submit their claims for rejection damages, if any, pursuant to the provisions of §502(g) of the Bankruptcy Code, within 10 days after entry of this Confirmation Order.

9. All entities holding Claims against or Interests in the Debtor that are treated under the Plan are hereby directed to execute, deliver, file, or record any document, and to take any action necessary to implement, consummate, and otherwise effectuate the Plan.

10. In accordance with §1142 of the bankruptcy code, the Debtor and any other entity designated pursuant to the Plan are hereby authorized, empowered, and directed to issue, execute, deliver, file, and record any document, and to take any action necessary or appropriate to implement, consummate, and otherwise effectuate the Plan in accordance with its terms, and all such entities shall be bound by the terms and provisions of all documents issued, executed, and delivered by them as necessary or appropriate to implement or effectuate the transactions contemplated by the Plan.

11. The Disbursing Agent shall pay the United States Trustee the appropriate sum required pursuant to 28 U.S.C. §1930(a)(6) within ten (10) days after the entry of this Order for preconfirmation quarters, and simultaneously provide to the United States Trustee an affidavit indicating the cash disbursements for the relevant period; and shall continue to timely pay the United States Trustee the appropriate sums, based on all disbursements, required pursuant to 28 U.S.C. §1930(a)(6) until the earlier of the closing of this case by the issuance of a Final Decree by the Court, or upon the entry of an Order by this Court dismissing this case or converting this case to another chapter under the Bankruptcy Code, and the Disbursing Agent shall timely provide to the United States Trustee an appropriate affidavit indicating all cash disbursements for each quarter.

12. This Court retains jurisdiction for any and all matters that may come before the Court in the administration of the Plan pursuant to Article VIII of the Plan and this Confirmation Order, specifically including, but not limited to: (a) determine all objections that may be filed to Claims of Creditors by the Disbursing Agent; (b) fix and award all compensation to parties who may be so entitled; (c) determine all matters of any nature or type necessary or appropriate to carry out the Plan; (d) enforce payment of clerk’s fees and the U.S. Trustee’s fees; and (e) determine all of the matters specifically listed in article VIII of the Plan.

13. The Disbursing Agent shall have 30 days from the Effective Date to commence any claims objections.

14. In the event eMerge fails to follow the provisions of Local Rule 3022-1, eMerge shall file a report within sixty (60) days from the date of the Order of Confirmation, setting forth the progress made in consummating the Plan. The report shall include:

A. a statement of distribution by class, name of creditor, date of distribution, and amount paid;

B. a statement of transfer of property; and

C. a statement of affirmation that eMerge has substantially complied with the provisions of the confirmed Plan.

15. The Court will conduct a post-confirmation status conference on                             , 5/23/2007 at                     , in the Paul G. Rogers Federal Building, Courtroom 6 Room 312, 701 Clematis St., West Palm Beach, FL , in the Federal building, 299 E. Broward Blvd., Room to be announced, Ft. Lauderdale, FL, to determine: (i) compliance with the provisions of this Order, and (ii) whether the disbursing agent and the plan proponent have timely filed the required Final Report of Estate and Motion For Final Decree Closing Case or alternatively, have the status report as provided in paragraph 14 of this Order.

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Submitted by: Jimmy D. Parrish, Esq.

Copies to:

R. Scott Shuker, Esq.,
Latham, Shuker, Barker, Eden & Beaudine, LLP
390 N. Orange Ave., Suite 600

Orlando, Florida 32801-1684
John B. Hutton, Esq.,
Greenberg Traurig, P.A.,
1221 Brickell Ave.
21st Floor
Miami, Florida 33131

Thomas M. Massana, Esq.,
Genovese, Joblove & Battista, P.A.,
200 East Broward Blvd., 11th Floor
Fort Lauderdale, Florida 33301

Denyse Heffner, Esq.,
Office of the United States Trustee
51 S.W. First Ave.
Room 1204

Miami, Florida 33130

(Attorney Parrish is directed to serve conformed copies of this Order upon all creditors and interested parties immediately upon receipt thereof and to file a Certificate of Service with the Court).